Energy Conversion Devices Files its Quarterly Report on
                Form 10-Q for Quarter Ended September 30, 2003

     NASDAQ to temporarily change its trading symbol from ENER to ENERE.

Rochester Hills, Mich., Nov. 26, 2003 - Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ: ENER) announced that it has filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 with the Securities and Exchange Commission today.

      On November 25, 2003, NASDAQ notified the Company that, as a result of the delayed filing of its Quarterly Report on Form 10-Q, NASDAQ will change the trading symbol for the Company's securities from ENER to ENERE at the opening of business on November 28, 2003.

      The November 25, 2003 letter notified the Company of a NASDAQ staff determination indicating that the Company had failed to comply with the filing requirement for continued listing set forth in NASDAQ Marketplace Rule 4310(c)(14) due to the late filing of its Form 10-Q.

      Because the Company has now filed the Form 10-Q, it expects NASDAQ to restore the trading symbol for its securities from ENERE to ENER after NASDAQ has confirmed and reviewed the filing of the Report on Form 10-Q.

About ECD Ovonics:
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic(TM) phase-change electrical memory, Ovonic(TM) phase-change optical memory and the Ovonic(TM) Threshold Switch. The Company's portfolio of alternative energy solutions includes thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; NiMH batteries; hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

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Contacts:
Stephan W. Zumsteg, Vice President and CFO
Ghazaleh Koefod, Shareholder Relations
248.293.0440
investor.relations@ovonic.com